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                                                                    EXHIBIT 12.1



                           ESSEX PROPERTY TRUST, INC.
                SCHEDULE OF COMPUTATION OF RATIO OF EARNINGS TO
                   FIXED CHARGES AND PREFERRED STOCK DIVIDENDS
                          (in thousands, except ratios)

                                                   YEAR ENDED DECEMBER 31
                                               -------------------------------
                                                1997        1996        1995
                                               -------     -------     -------
EARNINGS:
  Income before extraordinary items and
    minority interests                         $34,146     $14,970     $14,244
  Interest expense                              12,659      11,442      10,928
  Amortization of deferred financing costs         509         639       1,355
                                               -------     -------     -------
  TOTAL EARNINGS                               $47,314     $27,051     $26,527
                                               -------     -------     -------


FIXED CHARGES:
  Interest expense                             $12,659     $11,442     $10,928
  Amortization of deferred financing costs         509         639       1,355
  Capitalized interest                           1,276         115          92
  Convertible preferred stock dividends          2,681         635          --
                                               -------     -------     -------
  SUBTOTAL (FIXED)                              14,444      12,196      12,375
                                               -------     -------     -------
  TOTAL FIXED CHARGES AND PREFERRED
    STOCK DIVIDENDS                            $17,125     $12,831     $12,375

RATIO OF EARNINGS TO FIXED CHARGES
  (EXCLUDING PREFERRED STOCK DIVIDENDS)          3.28X       2.22X       2.14X
                                               =======     =======     =======

RATIO OF EARNINGS TO COMBINED FIXED
  CHARGES AND PREFERRED DIVIDENDS                2.76X       2.11X       2.14X
                                               =======     =======     =======
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